FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANK PROMOTES
PATRICK CARMAN TO EXECUTIVE VICE PRESIDENT, CHIEF CREDIT OFFICER

FRESNO, CALIFORNIA…March 20, 2015…James M. Ford, President and Chief Executive Officer of Central Valley Community Bancorp (Company) and Central Valley Community Bank(Bank), the sole subsidiary of the Company (NASDAQ: CVCY) announced the promotion of Patrick Carman to Executive Vice President, Chief Credit Officer for the Company and the Bank, effective April 1, 2015. Thomas Sommer, the current Executive Vice President, Chief Credit Officer for the Company and the Bank, has served in this position since his arrival in 1998. In 2014, he had announced his intent to retire, with April 30, 2015 as the effective date.
Carman joined Central Valley Community Bank in November 2008, and has over 42 years of bank credit management experience. In his new role, he will manage the credit administration team and oversee credit quality for the Bank. He actively serves the California Bankers Association and is a member of its Chief Credit Officer Symposium Planning Committee.
Sommer joined Central Valley Community Bank in 1998 and has over 31 years of credit management experience. During the month of April, Sommer will work closely with Carman to ensure a smooth transition of responsibilities.
“We congratulate Tom on his distinguished banking career. He has been an incredible asset to Central Valley Community Bank for nearly two decades and his dedication is greatly appreciated by the entire team. Patrick has worked closely with Tom for the past seven years and his seasoned leadership will provide excellent continuity in this important role for Central Valley Community Bank,” said James M. Ford, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.

--more--

Central Valley Community Bank - Page2

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank now operates 21 full service offices in Clovis, Exeter, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, Tracy, and Visalia, California.
Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, F. T. “Tommy” Elliott, IV, James M. Ford, Steven D. McDonald, Louis McMurray, William S. Smittcamp, and Joseph B. Weirick. Wanda L. Rogers is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
###

Photo attachment:
Patrick Carman, Executive Vice President, Chief Credit Officer